Exhibit 99.2

Shenandoah Telecommunications Company
President’s Report
Annual Meeting of Shareholders, April 16, 2013

[Slide 1]

Before we get into our presentations and review of our financial results, we have disclosures to make regarding forward-looking statements and our use of non-GAAP financial measures.  [Slide 2]  The first slide discloses that our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events.  The second slide [Slide 3] points out that some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

[Slide 4] We have a lot of good things to report this morning.  If you attended our shareholders’ meeting last year, you heard us talk about the progress we were making on our long-term goals as we position our Company to be a key provider of broadband services.  I’m happy to report that this progress continued in 2012, and we are seeing additional signs of positive results.  We are executing our strategy, and we’re continuing to grow in the process.  That’s not to say we don’t still face some challenges, and we likely will experience some ups and downs, but I think our future is looking even brighter than before.

Let me start with a few of our highlights for 2012.  On the financial side, [Slide 5] we continued our strong growth in revenues, which increased almost 15 percent to approximately $288 million.  As we’ve discussed in past meetings, our net income [Slide 6] has fluctuated in recent years, but had a strong increase of over 25 percent in 2012, reaching over $16 million.  Cash [Slide 7] provided by operating activities increased by almost 20 percent, reaching $97 million.

Last year was also a big year for investing in upgrades and enhancements to our networks, primarily for wireless and cable, and some further expansion of our fiber network.  Total capital spending [Slide 8] was almost $113 million in 2012, up from about $75 million in the prior year.  The bulk of this increase was due to our investment in our PCS network where we spent about $73 million, mostly for our Network Vision project.  We invested almost $24 million in our cable segment as we neared the completion of the upgrades to the systems we acquired in 2010.  The wireline segment investment of just under $11 million was primarily for the expansion of our fiber network.  This represents construction of fiber to tower sites which need higher capacity facilities connecting them to their switch to handle the growth in data usage.

You may have noticed that our total capital spending last year exceeded our cash generation, and as a result we incurred additional debt to help fund our investments.  During the year our debt arrangement with CoBank was refinanced on favorable terms, lowering the interest rate and lengthening the term of the loans.  During her presentation, Adele will provide a bit more detail on the refinancing, as well as our overall financial results.

Another accomplishment in 2012 was the amendment to our Sprint agreement [Slide 9] which was completed in February.  This was a good amendment for Shentel, securing our ability to continue participating in this key segment.  It allowed us to build a 4G LTE network in our service area as part of Sprint’s Network Vision project; and we are now offering faster and higher capacity 4G services to our customers.  The amendment also gives us access to additional spectrum in the 800 and 1900 MHz bands, which provides more capacity to support our growth, and the lower frequency spectrum will let us further improve service and coverage.  The amendment also extended the initial term of our agreement for five additional years, which now takes this term out to 2024, and retains the two renewal periods of ten years each.

Another positive related to Sprint [Slide 10] was the October 2012 announcement that SoftBank Corporation would invest $20.1 Billion to control 70% of Sprint.  We think this is a very strong vote of confidence in Sprint’s potential, and will make it a much stronger competitor against its larger rivals.  A stronger Sprint is good for Shentel, and further improves the prospects of our wireless business.

You can clearly see there are a lot of very positive things happening at Shentel, and I am really proud of the efforts and accomplishments of our employees and management team.  Their achievements required a lot of focus, and a tremendous amount of hard work.

One area where our attention is still keenly focused is in further improving the results of our Cable segment.  We haven’t yet reaped the benefits of these efforts, but I believe we’re definitely on the right track.

We are starting to see areas of improvement, and while we’d like to see even better results right now, we’re well positioned for continued growth and good long-term results.  [Slide 11]  We’re almost finished with the investments that were needed to be able to provide quality service, and we have made great strides in improving the customer experience.  History has proven time and again that getting the service right is the critical foundation on which to build our business success.  Additionally our cable networks are ideally suited to meet the growing demand for faster internet data speeds.  We will see the rewards of our efforts and investments as we increase the number of customers we serve and the revenue we generate from selling additional services and increasing our penetration levels.

Coming at the beginning of the Great Recession that started in 2008, our timing for expanding into Cable wasn’t the best.  While economic conditions certainly have had an impact, waiting to start could have been worse.  Five years ago, it was very clear that the basic telephone business was no longer growing, but was instead facing years of slow decline.  This slide [Slide 12] was used at our 2008 shareholder meeting, and clearly shows the downward trend in telephone.  Basic land-line telephone service remains a very important business for us, but changes in customer habits and in the industry’s regulatory environment, make it apparent that we will continue to see a decline in revenues and profits from this segment.  Customers increasingly are using wireless and internet as alternatives to making phone calls over traditional land lines.  At the same time, it appears our federal regulators are moving away from their historical commitment to, and support of, universal service.  Rural areas are suffering from the reductions in revenues and from the uncertainty and confusion caused by the Federal Communication Commissions’ current attempts to rewrite the industry rules.  Our cable business, which isn’t shackled by the same outdated regulatory schemes, is our best opportunity to generate growth in revenues and profits.

We’ve made a tremendous effort in cable, and have overcome a lot of challenges.  But this industry still faces a very big problem [Slide 13] with the cost of programming and video content.  Because of our size, we are forced to pay higher fees than those paid by larger cable and satellite providers.  This problem is made worse by the federal rules and regulations which were put in place many years ago, before mergers between media companies consolidated power into a small number of giant companies.  The net result is media companies have a disproportionate amount of negotiating power, and they use it to force us to pay them higher fees.  One example is “retransmission” fees, where we have to pay the broadcasters for the right to deliver their signal to our customers – the same signal broadcasters deliver to customers over the air for free.  Another example is the programmers’ requirement for us to pay for and carry additional channels in a bundle, in order to gain access to the few popular channels.

We think content costs for video are rising out of control, and customers are being forced to pay more than they should for the channels they really want.  We think cable consumers should have the right to only buy and pay for the channels and programming they want, and not be required to pay for bundles of content forced on them by the giant media companies.  Letting customers choose and pay for only the content they want, known as “a-la-carte” pricing, is attractive to customers, but opposed by the media companies.  It would undermine the lucrative business model that allows them to generate excessive profits both from selling advertising and from collecting higher programming and retransmission fees.  Unfortunately, it will likely take action by Congress to fix this broken system, which makes it doubtful that it can happen very soon.

I started my remarks referencing last year’s discussion about our long-term goals to remake our company.  Our efforts are a critical step to ensuring our future.  To give you a sense of how different our company is from just five years ago, take a look at these statistics [Slide 14].  In 2007 we had revenues of about $131 million; our total assets were about $222 – 223 million, and shareholder equity totaled almost $149 million.  In comparison, [Slide 15] we ended 2012 with revenues of $288 million, total assets of almost $571 million, and shareholder equity approached $208 million.

What may be a bit surprising for many of our local stockholders is how little revenues from our traditional local services, primarily here in Shenandoah County, now contribute to our total revenues.  Just looking at the last five years, [Slide 16] you can see that revenues from these traditional services decreased by about half a million dollars from 2007 to 2012.  They contributed almost 25 percent of total revenues in 2007, but in 2012 they represented less than 12 percent.  This is strong support for our efforts to diversify into other markets and services.

Our company has certainly undergone significant changes in the past few years, and I expect the pace of change will just continue to accelerate.  While change can be discomforting, it’s a necessity if we are to remain a vibrant and growing company.  Given the realities of our industry, it is only by remaking our company that we’ll be able to continue providing the services our customers want, and the long-term returns our shareholders expect.

I'll now ask Earle [Slide 17] to review our operational results, and then Adele will recap our financial results for 2012.

Annual Meeting of Shareholders, April 16, 2013

 [Slide 17] – Title Slide – Operational  Review – Earle MacKenzie – EVP and COO

Thank you Chris and good morning.

Even with the sluggish economic recovery, our wireless business continues to have robust growth.  (Slide 18)  My first slide shows our postpaid wireless customers for the past three years.  Postpaid wireless customers grew by 14,272 in 2012 to 262,892, an increase of almost 6%.  Our 2012 results continue our track record of positive growth in every quarter since the 1990s when we launched as a Sprint Affiliate.  There are very few wireless companies that can make that claim.

(Slide 19)  We continue to see higher revenue per customer as data usage on our network doubles each year.  Average Gross Billed Revenue per customer has grown from $55.54 in the fourth quarter of 2010 to $61.83 in the fourth quarter of 2012, an increase of 11.3%.  You can see on the chart, that the increase in total revenue has been driven by data usage, which has increased $7.59 in the two year period.  Although still important, the average customer is using their phone less and less for voice.

As you recall, we started selling prepaid wireless service in July 2010. (Slide 20) There was pent up demand which has resulted in robust growth.  During 2012, we added 21,078 new prepaid customers, ending the year with 128,177, an increase of almost 20%.  We expect prepaid to continue to grow faster than postpaid wireless, but not at the historical pace.

(Slide 21)   The next slide shows the Average Gross Billed Revenue for our prepaid customers.  We have seen a $5.63 increase in the past two years from $18.73 in the fourth quarter of 2010 to $24.36 at the end of 2012.  The increase is primarily a result of selling higher end price plans to new customers.

To put our positive numbers into perspective, (Slide 22) I have provided a chart that compares our results to other wireless companies.  We are much smaller than most of the companies listed.  Across the top I have listed the major wireless companies, many we compete against. The numbers are in thousands.  Covered POPs are the number of people each company covers with their network.  We cover approximately 2.1 million.  In contrast, Verizon covers 298 million.

The next line down is the net number of customers each company gained or lost during 2012.  Shentel added 35 thousand new customers.  Several companies lost customers, shown in red.  The third line shows the percent growth.  As shown, Shentel grew our customer base faster than any other company in the US, including Verizon and AT&T.  Not a small feat.

The next line shows the total number of customers each company had at year end and the last line is their penetration.  Penetration is a key indicator used by analysts and investors to evaluate wireless companies.  It is calculated by dividing the number of customers by the number of POPs your network covers.  Excluding Verizon and AT&T, you see that our penetration is either in line or exceeds all of the other companies.

Last year we announced that we were following Sprint and doing a major rebuild of our wireless network to modernize our network and to offer faster data speeds.  Sprint has called this effort Network Vision.  For Shentel this is a $115 million project that was started in 2012 and will conclude this year.  (Slide 23) I would like to take a moment to detail the reasons your company made this decision.

The upgrade was necessary for Shentel to keep our network aligned with Sprint.  It is important from a competitive position for our customers to be able to travel anywhere in the country and have a similar experience.

The second reason and probably the most important, was to stay competitive with the market leaders, Verizon and AT&T.  They are both ahead of us and Sprint.  Without this upgrade, we believed that we would have lost most of our customers over the next few years.

The upgrade has allowed us to launch 4G LTE service, which is the faster data technology that all of the wireless companies have or will migrate to.

The new network will further improve overall coverage, especially in buildings.

The upgrade will allow us to leverage our investment by being able to sell capacity on our network to other companies.

And finally, Sprint is turning off their Nextel iDEN network in June.  We have been able to migrate thousands of their customers in our service area to our network.

We are very pleased with our progress on the Network Vision project (Slide 24).  Here is a snapshot of our progress.  We kicked off the project about this time a year ago.   Leasing and zoning is complete for 454 of the 520 sites.  296 of the 520 cell sites are completed and on the air.  As a result of focusing on the areas where we have the greatest number of customers and population density, to date we have been able to launch 4G LTE service at 247 sites, which translates to 70% of our covered POPs having 4G LTE service, with solid LTE coverage along I-81 from Harrisonburg VA to Harrisburg, PA.  We are on track to substantially finish the project by the fourth quarter.

Chris talked about how we’ve been working to remake our Company, and that is reflected in our new brand image.  (Slide 25) As you have seen in our annual report, in front of our buildings, and on our vehicles in areas we serve - Shentel has a new look.  Our old maroon logo has served us well for over 20 years, but it was time to update our look.  I would like to take a moment to share a branding commercial that we launched in October to introduce our new brand.

(Slide 26) Show Commercial

We have gotten very good feedback on this campaign.  For those of you who have been shareholders for many years, you see that we have built our new branding position on our core strengths of reliable service, great employees and being local.  This campaign has been particularly important as we establish our identity outside of Shenandoah County.  Our market research shows that this commercial and our new branding initiative significantly increased the awareness of Shentel.

I would like to share one more video.  This is an internal video we produced to launch the new brand and logo internally.  The video shows our employees sharing what Shentel means to them.

(Slide 27) Show the Video.

I hope these two videos have provided you a new or better perspective into your Company.

(Slide 28)  Speaking of establishing our identity outside of Shenandoah County, let’s move to our cable operations.  The upgrade of the cable networks that we talked about for the past few years is coming to an end.  We will finish up the last upgrades this year.  We now offer an expanded video line up, high speed Internet and voice services throughout our cable operations.

The next slide (Slide 29) shows the number of Revenue Generating Units (RGUs) or services we provided as of year-end 2010 to 2012.  The bars are divided up to show the number of Video, Internet and Voice services.

In 2012, we increased our Internet customers or RGUs by 10.8% to 41,025.  We increased our voice RGUs by almost 25% to 12,307.  On the flip side, we saw a decrease of about 5% in our video RGUs, to 61,559.  This trend is consistent with the rest of the cable industry.  The cable companies are taking market share of the Internet and voice away from the phone companies.  The industry is losing video customers to the telephone and satellite companies or customers are canceling their video service and getting their video over the Internet from companies such as Netflix and Hulu Plus.  The silver lining for Shentel is that to enjoy a good video experience over the Internet, you still need our superior Internet product.  We may have lost some video services, but customers need a higher speed Internet connection, which is a much higher margin and more profitable service to Shentel.

We have seen a healthy increase in the average monthly revenue that we collect from our cable customers.  (Slide 30)  In the fourth quarter of 2010, the average monthly revenue was $70.83.  It grew by almost 5% to $74.27 in the fourth quarter of 2011 and another 10% to $81.44 in the fourth quarter of 2012.  The increase is due to a combination of increasing our video prices, selling more bundled services per customer and customers choosing the higher priced video, voice and high speed Internet services.

To provide additional perspective, (Slide 31) here is the penetration or the percentage of the homes passed with our network that purchased our service for the past three years.  For example at year end 2012, we could offer high speed Internet to 163 thousand homes our cable network passed.   25% of those homes are purchasing our Internet service.  You can see the trends that I discussed earlier.  We are experiencing growing penetration rates in Internet and Voice and a decreasing rate in Video.

The last column shows the average industry penetration rates for each service.  We are moving towards the industry averages, but still have a ways to go.  The narrowing of that gap is taking longer than we originally thought, but the cable industry has been offering Internet and Voice for over 10 years and we have only offered these services for a few years.  We are still confident that we can achieve or exceed the Industry average.

I would like to take a few moments to touch on our wireline segment, which is where we account for the local phone company operations, and our fiber sales.  This slide (Slide 32) shows the downward trend in the number of our local telephone customers.  Customers are making the decision that they don’t need a wired phone and that all their needs can be met by a wireless phone.  We saw a 2.6% decrease in 2011 and a 3.4% decrease in 2012.  In comparison, the industry average has been approximately 10% annual loss of customers.  We continue to see an increase in DSL customers as more customers want a high speed Internet connection.  Over 56% of our telephone customers purchase our high speed DSL product.

With decreasing customers and changes in the settlements we get from the long distance companies, regulated telephone revenues are decreasing.  That trend will continue.  We will be allowed to raise rates to offset part of the loss, but not likely dollar for dollar.  The regulated telephone company is still a very good business for Shentel.  Margins will shrink as we continue to lose customers and we still have all of the costs of maintaining the network.

On a positive note, we are experiencing robust growth in our sale of fiber and internet capacity to small, medium and large businesses throughout Virginia, West Virginia and Maryland.  (Slide 33)  This slide shows you the amount of new fiber contracts we have signed over the past three years.  They total almost $35 million.  These are multi-year contract amounts and will be earned over the next 5 years and beyond.  This is an area we plan to spend additional focus and expect continued success.  The investment that Shentel has made over the past 20 years expanding our fiber network positions Shentel to make high margin fiber sales a meaningful part of future growth.

My last slide (Slide 34) shows the investment we have made in our networks in 2012 and our estimate for 2013.  The bars are divided up to show the amount invested in wireless, cable, wireline and other.  We have invested heavily over the past few years making our cable networks competitive.  The significant amounts in wireless for 2012 and 2013 are for the Network Vision project.  Looking past 2013, we see a significant decrease in the amount we will need to spend on our networks since all of our planned upgrades will be complete.  Ongoing capital budgets will be to maintain the networks and expand as we add additional customers.

Thank you.  I will now turn the podium over to Adele.  (Slide 35)

Annual Meeting of Shareholders, April 16, 2013

 [Slide 35] – Title Slide – Financial Review – Adele Skolits - CFO

Thank you, Earle.  This morning I’ll be reviewing Shentel’s financial results, focusing on 2012, but also touching on our longer term performance.

Chris gave you the highlights of our 2012 improvements in revenues, net income and cash flow.  Shentel grew substantially in recent years.  The changes associated with this growth have affected our business in different ways and made our financial results difficult to follow.  I’d like to walk you through the components of our income statement so that you can follow the impact of these changes on our financial results.

This slide [Slide36] shows the growth in our consolidated revenues over the past ten years. Over this time period, revenues have grown more than two and a half times. In reviewing this history, it’s important to understand that we changed the method of accounting for wireless revenues in 2007.  At that time, we condensed many income and expense items previously shown separately into a single net fee to Sprint Nextel.  Those income and expense items were recorded in separate line items of the financial statements through 2006.  In 2007, we reflected revenues net of the Sprint Nextel fees.  That’s why you see the drop in 2007.

This slide [Slide37] shows the segments from which we derived our revenues, for the last five years.  The revenues have been split between the three segments of our business.  This graph clearly shows the impact of our successful initiatives to diversify.

In orange, you see that the wireline segment’s revenues have remained relatively constant over this period of time.  The limited growth prospects for this business certainly contributed to our interest in diversifying our revenue base.

The blue bars show the wireless segment’s revenues.  This segment benefited from a 24% increase in the number of postpaid customers during this time.  In addition, the prepaid customer base we acquired from Sprint in mid-2010 grew more than two and a half times by December 31st 2012.  Clearly, the decision to offer the prepaid Virgin Mobile and Boost products has accelerated the growth in Wireless revenues since 2010.

The cable segment’s revenues are shown in the yellow bars.  In December 2008, we acquired cable operations from Rapid Communications, tripling the annual revenues from the cable segment.  The annual revenues from this segment tripled again in the third quarter of 2010 when we acquired cable operations from JetBroadband.

In this next slide [Slide38], I have shown the shift in the mix of revenues between 2008 and 2012.  Over this period, the wireline business, which had generated 24% of revenues in 2008, dropped to 13% of revenues.  For the same period, the wireless business’s share of revenues dropped from 72% to 61% while the cable business went from producing 4% to 26% of our revenues.  Clearly, we’ve reduced our dependency on the wireline business which is losing telephone customers. It has also been susceptible to the federally mandated changes impacting our traditional sources of revenues from long distance companies that use our local networks.

[Slide 39] In order to grow revenues and support our larger customer base, we also have to incur increased operating costs. Total expenses exceeded $253 million in 2012, up from nearly $219 million in 2011.   We had two unusual transactions in the fourth quarter of 2012 which impacted our expenses, although they largely offset each other during the quarter.  Late last year we concluded our conversations with Sprint regarding the economics of the prepaid program.  As a result, in the fourth quarter of 2012 we recognized a favorable settlement of $11.8 million for the nine quarters ended September 30, 2012.  $6.1 million of this adjustment related to activity in 2010 and 2011.  This settlement reflected a reduction of the costs charged by Sprint since the inception of the program.  Going in the opposite direction was a non-cash goodwill impairment charge of $11.0 million in the cable segment which was also recorded in the fourth quarter of 2012.  We test the valuation of our cable segment goodwill at least annually, and current factors such as weak economic conditions, our underperformance relative to industry operating margins and penetration levels, and continued capital spending had a negative impact on the valuation of our cable segment goodwill.

This slide [Slide40] shows our most significant expense line items.  Costs of goods and services sold are shown in the orange bars.  These costs grew substantially as a result of acquiring the cable businesses.  Over 50 cents of every dollar of video revenue in the cable segment goes to the cost of acquiring the content we offer on our cable channels.  These costs also grew in order to provide adequate bandwidth to sell robust cable based internet and voice services.  Also, as our wireless customer base has grown, we’ve incurred significant additional equipment costs for the phones we sell at a discount to our new customers.  In recent years, the cost of an average phone has increased substantially as iPhones and other smartphones have become more popular.  In addition, the growth in customers also requires that we increase the capacity of our networks, further increasing the network costs included in this line item.

Selling, General and Administrative costs (shown in blue) include the costs to acquire new customers such as sales commissions, advertising and other marketing costs, as well as customer care and back office functions such as Accounting and Information Technology.  In our acquired cable markets, we’re a new provider to our potential customers.  Our new branding and related advertising are key to establishing ourselves in these markets and differentiating ourselves from the competition, but they have also contributed to the growth in our selling costs.   Selling costs also rose as the absolute number of new customers increased.

Customer Care is also part of the General and Administrative costs included in the blue bars.  These costs are incurred as we interact with our customers, handling their inquiries, processing service orders and performing our billing and collection functions.  These functions are performed by Sprint Nextel in our PCS business and netted against our wireless revenues.  In the other areas of our business, these costs rose with the increases in the number of customers we support.

Depreciation and amortization (shown in yellow) represents the portion of our investment in long lived assets related to the current year.  These costs have grown as we’ve upgraded and expanded our networks and acquired additional customer contracts.  They also grew in 2012 because we’re accelerating the depreciation on the 3rd generation wireless equipment.  This incremental expense will continue until the 4th generation technology is fully installed in the latter half of 2013, as Earle mentioned earlier.

In September 2012, we restructured our primary, existing financing in several ways.  First, we increased the fully drawn term loan by about $60 million dollars to give us the additional funding required for the 4th generation wireless technology upgrade.  We were able to revise the loan covenants to provide for the additional borrowing capacity and obtained increased flexibility for dividend payments.  While the term loan itself carries a variable interest rate, simultaneous with closing on the restructuring, we entered into a hedge to fix three quarters of the loan at roughly 3.9% for the length of the term.

Finally, we extended the maturities of our debt.  The incremental proceeds of the borrowings were used to invest in cable properties and upgrade our wireless networks.  These initiatives have a long time horizon for payback and we wanted the repayment of the loans to match the long term nature of the assets.

On this slide [Slide 41], I have shown as a line the debt repayments required prior to restructuring the debt.  You can see that very significant repayments were scheduled beginning in 2016 prior to restructuring.  The repayments due after restructuring are shown in the bars.  The repayments of principal begin in late 2014 and are scheduled to occur over five years.  At the end of 2012, our level of debt was just over 2 times our operating cash flow.  The average for the telecommunications industry is in excess of 3 times cash flow, so we continue to believe this is a very manageable level of debt for Shentel.

Another measure of our ability to comfortably handle our level of debt is to look at the cash flow produced by our operations.  [Slide42] There are different ways to measure cash generated, and on this slide I’m presenting an adjusted number for our Operating Income Before Depreciation and Amortization.  Because we’ve had a couple of unusual items impacting our operating results over the past few years, I’ve normalized the results so you can see the longer term trend.  As you can see on the bottom line, not only are we generating increasing amounts of cash, but doing so at an accelerating rate.  Growing cash flow like this is one of the key factors analysts look for when searching for companies to invest in, as it ultimately helps lead to higher profitability and higher stock valuations.

Our continued profitability and our long-term growth in earnings [Slide43] supported a dividend of $.33 per share in 2012.  Over this period, the dividend has been increased at a compound annual rate of nearly 11%.  Your company has continually paid a dividend every year since the first dividend was paid in 1960.

I’ll now turn the podium back to Chris.  Thank you.

[Slide 44]